Exhibit 99.1

Groupon Announces Key New Organizational Roles
Jay Sullivan appointed as Chief Product Officer, Aaron Cooper to lead North American Services, Jacob Hawkins joins to lead North American Goods

CHICAGO -- Groupon CEO Rich Williams today announced key new organizational roles to drive the company’s growth plans for 2016 and beyond.

Jay Sullivan has been appointed Chief Product Officer and, in this capacity, will have responsibility for Product and Engineering. Sullivan joined Groupon earlier this year as head of consumer product and will be tasked with evolving Groupon’s customer- and merchant-facing assets -- including its desktop experience and top-rated mobile app -- as well as the critical technology infrastructure that supports them.

Sullivan joined Groupon from Mozilla where he served in a number of senior-level roles, including interim CEO. He has more than two decades of experience developing global software used by millions and leading large, distributed development teams.

Aaron Cooper, who has led Groupon’s North American Goods business, will now head up its North American Services operation, which comprises its multi-billion-dollar Local business, as well as its Travel business. Cooper has held a number of senior roles at Groupon, previously serving as chief marketing officer and head of Groupon Getaways.

Williams also announced that Jacob Hawkins has joined Groupon to succeed Cooper as head of North American Goods. Hawkins joins from Aeropostale, where he was vice president of E-commerce. He also spent nearly a decade at Overstock.com, serving in a number of leadership roles, including supply chain management, merchandising, online marketing, and pricing.

“We are incredibly excited to bring this level of talent to bear on the challenge of building the leading marketplace where people discover and save on amazing things to eat, see, do and buy in their neighborhood,” Williams said. “Aaron, Jacob and Jay are all high-horsepower leaders who have embraced the opportunity Groupon has to win in local and become a daily habit for millions of customers and small business owners.”

About Groupon
Groupon (NASDAQ: GRPN) is a global leader of local commerce and the place you start when you want to buy just about anything, anytime, anywhere.  By leveraging the company’s global relationships and scale, Groupon offers consumers a vast marketplace of unbeatable deals all over the world. Shoppers discover the best a city has to offer on the web or on mobile with Groupon Local, enjoy vacations with Groupon Getaways, and find a curated selection of electronics, fashion, home furnishings and more with Groupon Goods.

Groupon is redefining how traditional small businesses attract, retain and interact with customers by providing merchants with a suite of products and services, including customizable deal campaigns, credit card payment processing capabilities, and point-of-sale solutions that help businesses grow and operate more effectively. To search for great deals or subscribe to Groupon emails, visit www.Groupon.com. To download Groupon's top-rated mobile apps, visit www.groupon.com/mobile. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.GrouponWorks.com.

Contact:
Groupon
Bill Roberts
billr@groupon.com
312-459-5191